Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S  R E L E A S E

Date:	June 2, 2009
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES LAUNCH OF THOR CREDIT;
EXCLUSIVE RETAIL FINANCE PROGRAM WILL HELP THOR RV DEALERS
Thor Industries, Inc. (NYSE:THO) announced today that it has launched Thor Credit to provide retail financing for recreation vehicle customers of Thor dealers. Thor Credit is introducing the program regionally in the following states: (AL, FL, GA, MD, NC, SC, TN, VA) and will be expanding its lending activity beyond those states in the future. Thor Credit will finance new Thor RV products and all used products of its dealers. The business will be led by industry veterans Ed Arienti, Margaret Gandolfo, Nancy Hartmann, Bob Kennedy and Mike Rapp, utilizing their decades of industry retail finance expertise.
“This exclusive Thor financing program will help Thor dealers provide much needed retail credit to their customers,” said Wade F. B. Thompson, Thor Chairman & CEO. Thor Credit will begin accepting credit applications in the above-mentioned states on June 2, 2009. Thor dealers can contact Thor Credit at 1-800-700-THOR (8467) with any questions and to obtain dealer sign-up materials.
Thor Industries is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2008 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.